Exhibit 99.2

On October 28, 2009, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

John Janedis

Wells Fargo Securities

Matt Chesler

Deutsche Bank Securities

Benjamin Swinburne

Morgan Stanley

Matthew Walker

Nomura International

Peter Stabler

Credit Suisse Securities

William Bird

Bank of America/Merrill Lynch

David Bank

RBC Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning and welcome to the Interpublic Group third quarter 2009 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin presentation.

Jerry Leshne, Senior Vice President, Investor Relations:

Thank you. Good morning, and thank you for joining us. We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks to be followed by Q&A, and we plan to conclude before market open at 9:30 a.m. Eastern.

During this call we will refer to forward-looking statements about our company. These are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation and further detailed in our 10-Q and other filings with the SEC. At this point it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us as we review our third quarter results.

As always, I’ll begin by covering the key points of our performance, and then Frank will take us through the full results. After his remarks, I’ll return with some closing comments before we move onto the Q & A.

As was the case in the second quarter, our performance in Q3 continued to reflect the impact that the global recession has been having on demand for advertising and marketing services. Organic revenue was down 14.2%, about the same level as last quarter. The principal factors affecting that important metric were also similar to those we shared with you on our last call.

We were hurt by reductions in scope and certain lost assignments in the tech sector, including projects in our event business that did not recur this year, as well as the unprecedented challenges being faced by the automotive industry. Also, the fact that we posted a very strong Q3 last year posed difficult comparisons.

These factors resulted in our making less sequential progress in the quarter than we hoped to see. However, it’s fair to say that the tone of our conversations with clients concerning the economy is improving. However, we’ve not seen this yet convert into consistent commitments to new or existing projects. Therefore, it looks as if the pace of the recovery will be gradual, and that significantly improving organic revenue performance for the whole of 2009 compared to the first nine months’ performance will be challenging.

Given the macro environment, it’s worth noting that some client sectors have held up well in Q3, such as food and beverage, consumer packaged goods and retailing.

As our teams around the world manage through these challenging times, it was good to see additional evidence in the third quarter of our ability to effectively manage costs.

Excluding severance, the organic decrease we reported in Q3 operating expenses was 12.5%. Also excluding severance, salaries and related costs were down 11% on a like-for-like basis. Organic office and general costs were over 15% lower than last year.

I’ve mentioned before that in our industry it’s not advisable to take out costs on a pace with a level of revenue declines that we are currently experiencing. We must continue to demonstrate that we have the tools and the discipline to exert strong control on our business. This is what’s required to successfully move the company through this challenging revenue environment and position us for the future growth and profitability.

Consolidating the significant progress that we have made in operating margins during the first few years is an important priority for us. On our second [quarter] call, we gave you a sense of where we thought the year would come out from a margin perspective. At that time, we thought that 2009 operating margin, excluding incremental year-on-year severance, would be between 7% and 7.5%, which you may recall compares to the 8.5% we achieved in 2008. We believe that there is approximately 50 basis points of margin risk to that outlook. We therefore continue to stay focused on costs for the balance of the year, which will result in higher severance. Frank will provide more detail on that shortly.

It is worth noting that our financial resources continue to be strong and that we have extended our debt maturity profile and further deleveraged the balance sheet this year.

I’ll have more to say about the performance of our specific agencies and the competitiveness of our service offerings across all marketing disciplines. But at this point, I’ll turn things over to Frank.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning. As a reminder I will be referring to the slide presentation that accompanies our [webcast] and is available on our website.

As you have seen in our release this morning, our top line continued to show the full effect of the challenging economic environment. As a result, against 7.6% organic growth a year ago, marketing and advertising reductions by clients led to a revenue decrease of 18% in the quarter, while our organic revenue decrease was 14.2%.

To varying degrees these challenges were evident in all disciplines and markets and nearly all client sectors. As Michael indicated, the impact continues to be greatest in technology and telecom and the auto sectors. The group of large clients in those two sectors drawn from our top 100 accounted for one-third of our organic revenue decrease in the quarter. Geographically, our regional revenues reflect the global scope of the fall off of the client spending with the greatest decrease generally occurring in developed markets. I’ll have more detail on this in a minute.

Against this difficult backdrop, our operators continue to manage costs effectively, and delivered sustained leverage on the most flexible components of our cost structure, despite lower revenue.

Incentive compensation expense decreased by 38% year-over-year, and temporary labor expense decreased 23%. Our base payroll and benefits decreased 12%, a result of severance actions taken over the past four quarters. In O&G, controllable expenses for travel, telecom and office supplies decreased by 31%. Along with lower pass-through expenses, this contributed to incremental leverage on total O&G expense.

Q3 operating results include $23 million of severance expense that addressed 2% of our global workforce in the quarter. This compares to $15 million a year-ago quarter. Severance actions over the past four quarters have impacted approximately 11% of our workforce. With total expense of $140 million, these actions should produce run-rate annual savings of approximately 2x.

Q3 operating income was $58 million ,or 4.1% of revenue, compared with 10.6% a year ago, reflecting the impact of revenue and 70 basis points of incremental severance.

Our diluted EPS was $0.03 per share, compared with $0.08 in Q3 ’08.

We completed the nine months with $1.77 billion of cash and marketable securities on the balance sheet, essentially equivalent to a year ago, despite having used approximately $200 million to redeem outstanding debt this year.

Turning to slide three, you can see our P&L for the quarter. I’ll cover revenue and operating expenses in detail on the slides that follow.

Our tax provision was $4 million, 13% of pre-tax income. There are a few one-time items in the quarter that together netted a benefit of $17 million. They involved the recognition of benefits related to closing out a prior-period audit and a deduction related to worthless securities, partially offset by establishing a valuation allowance on deferred tax assets in Asia Pacific.

Turning to a closer look at operations on slide four, we provide additional detail on revenue.

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Revenue in the quarter was $1.43 billion, a decrease of 18%. Compared to Q3 ’08, exchange rates had a negative impact of 3.9%. There was almost no change due to the net effect of acquisitions and divestitures.

•	Our organic revenue change was a decrease of 14.2%, primarily the result of client reductions in scope due to the recession, industry fee pressure and some lost assignments.
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As was the case in Q2, the tech and telecom and auto sectors weighed heavily on performance in the quarter. Economic conditions also continued to impact on our events business, which decreased 32% organically against a very strong Q3 ’08.

•	Regionally, we continued to see the largest decreases in most developed markets, including the U.K., continental Europe and the U.S.
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On the bottom half of this slide you can see the revenue performance of our operating segments. At our Integrated Agency Networks, the organic change was a negative 13.8%, which was about equally balanced between the U.S. and markets outside the U.S.

At our CMG segment, Q3 revenues decreased 16% organically, comprised of a 12.3% decrease in the U.S. and 23.3% internationally.

Slide five provides a breakdown of revenue by region. Clearly a difficult global picture. All markets were impacted by the global actions of multinational clients and reductions to local project assignments.

•	In the U.S., the organic decrease was 13.4%, against an increase of 7.9% in Q3 ’08, due to factors I have already discussed.
•	Internationally, revenue decreased 23.7%, which includes a significant effect from currency. The organic decrease was about 15.2%.
•	In the U.K., revenue decreased 19.5% organically, against 21.1% growth a year ago. Growth last year included a large project in our event business that did not repeat this year.
•	In continental Europe, our organic decrease was 16.8%.
•	In the AsiaPac region, revenue decreased 9.7% organically.
•	In Latin America, the organic revenue decrease was 9.3%.
•	Our other market segments decreased 17.9% organically.

On slide six, we present a longer view of our organic revenue growth that tracks our trailing-12-month performance. As you can see, this clearly registers the impact on our top line of the recession over the past four quarters.

On slide seven, we take a closer look at operating expenses. As Michael mentioned, our financial priorities in this environment are aligning costs and protecting margins. In Q3, operating expenses decreased 11.8% organically, and, excluding higher severance, decreased 12.5%.

Salaries and related expense were $944 million, compared with $1.09 billion a year ago. This is a decrease of 13.7% and 10% organically. Excluding severance from both periods, salaries and related decreased 10.9% organically. As a result of our severance actions, base salaries have decreased $50 million through nine months, and headcount has decreased 5100 employees.

•	Q3 severance expense was $23 million compared with $15 million a year ago, or 1.6[%] of revenue, compared with approximately 90 basis points a year ago.
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Looking to the fourth quarter, our severance actions will increase in step with our more conservative revenue outlook. We now plan incremental severance for the full year to be approximately $50 million higher than the full-year 2008 level, approximately 80 to 90 basis points of ’09 revenue.

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As Michael said earlier, we believe there is currently approximately 50 basis points of risk to the outlook we shared on our last call, when we indicated that we thought 2009 operating margin excluding incremental year-on-year severance would be between 7% and 7.5%.

•	Incentive expense decreased to 2.7% of revenue, compared with 3.6% a year ago, reflecting our current performance.
•	Temporary labor expense, which has been an area focus for us, decreased to 2.9% of revenue from 3.1% a year ago.

Turning to O&G expenses on the lower half of this slide.

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In Q3 O&G was $425 million, a decrease of $101 million, or 19.2%. The organic decrease was 15.1%. O&G expenses improved to 29.8% of revenue, compared with 30.2% due to lower controllable expenses and pass-through costs.

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Occupancy expense increased to 9% of revenue from 7.6% a year ago, due to the change — reduction in our revenue for the year — the nine months. While rent expense is relatively inflexible in the short run, it is an area of focus for us. We continue to develop opportunities to lower and contain expenses around the world, including lease restructurings that improve utilization across all our agencies.

•	Travel, office supplies and telecom expenses were 3.5% of revenue, compared with 4.2% in Q3 ’08.
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All other office and general expenses decreased to 15.4% of revenue from 16.5% a year ago, due to the decreases in pass-through expenses connected with project assignments and also reflecting lower recruitment, insurance and conferencing costs.

On slide eight, we show our operating margin history on a trailing-12- month basis, which was 6.7% for the 12 months ended September 30. Margin expansion to a fully competitive level remains one of our primary financial objectives.

On slide nine, you can see our debt maturity schedule as of the end of Q3.

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This schedule reflects our $2 billion in total debt, which has decreased this year by approximately $165 million, primarily as a result of our redemption and refinancing activities in the second and third quarters of this year.

•	Our 2009 short-term debt represents amounts borrowed from relationship banks for local working capital needs outside the U.S.
•	We remain confident that we can redeem the 2010 notes out of cash on hand.
•	So we believe we have effectively eliminated any anticipated refinancing through the 2012 potential put of our convertible debt.

Turning to the current portion of our balance sheet on slide 10, we ended Q3 with $1.77 billion in cash and short-term marketable securities, which were the same level with which we entered the quarter, and compares with $1.71 billion a year ago. This year-ago comparison includes the use of approximately $200 million, as I mentioned, in our recent debt repurchases.

On slide 11 we turn to cash flow for the quarter.

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Cash from operations was $125 million, compared with $34 million in Q3 ’08. We were able to offset the impact of lower net income on cash flow through continued strong discipline in our working capital management, which has been another area of focus for us.

•	Investing activities used $50 million compared with $150 million in Q3 ’08, when we had closed two significant acquisitions. Capex was $16 million, bringing us to $44 million for the nine months.
•	Financing activities used $112 million, which mainly reflects our repurchase of $72 million of 2009 and [2010] debt maturities.
•	A net increase in cash and marketable securities in the quarter was $1 million.

In summary, on slide 12, the quarter clearly reflects the challenges presented by economic conditions.

•	Our teams continue to execute very well in expense management in the current business environment, positioning our cost structure to support strong profit growth when the economy turns.
•	As we navigate these challenges, our financial resources remain strong and have been enhanced by actions taken during the past six months to further improve liquidity and financial flexibility.
•	Consistent with our near-term revenue outlook, which continues to be cautious, we plan to intensify our expense actions over the balance of the year, as I outlined earlier.
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This view says 2009 is a year of significant challenges, but we are managing through. We believe we remain well-positioned for growth when it returns to our market, and for the ability to recoup significant margin.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

I mentioned in my opening remarks that clients generally remain cautious about committing to new marketing expenditures or increasing spend behind existing efforts. Yet, we have also begun to see an increase in new business activity, which earlier this year had essentially ground to a halt in many world markets.

While this isn’t a definitive indicator of an advertising recovery, it certainly is an encouraging sign. We are equally pleased that a review of all major industry pitches over the past year shows that not only are we being included in every significant opportunity out there in which we are not blocked due to client conflict, we are also winning in a broad cross-section of our agencies. This tells me that our offerings are fully competitive and that when the economy recovery does take hold, we will be in a position to return to the levels of competitive organic revenue growth that we achieved during the past two years.

Another potential driver of an advertising recovery could be the automotive sector, which we have called out as a contributing factor in our organic revenue decreases the past few quarters. Now, as the auto industry emerges from what has been a very troubled period, it could represent significant upside for providers of marketing services with both existing and new clients. The Volkswagen win at Deutsch is a recent example, as is the opportunity to win Cadillac at GM and Mediabrand’s involvement in the global Hyundai media review. There will likely be increased spend in the category next year as well, which we see as a real opportunity.

Turning now to the key third quarter developments within the agencies, it bears mention that Draftfcb remains our top performer in terms of both top line and margin delivery. Their new model is driving results for clients, even in these recessionary times. They are taking market share from competitors with whom they jointly serve multinational clients, as well as with their successful new business efforts. Recently they promoted Mark Modesto, leader of their very successful Chicago agency, to head up all North American operations.

At Lowe, the big news has been the alignment we recently announced that brings Deutsch and Lowe together in North America and makes Deutsch a part of the Lowe Worldwide network.

We have been clear in the past about the need for Lowe to have a strong hub agency in the U.S., given the size of the market and the fact that multinational marketers with outbound global needs are based here. Since Lowe has made a great deal of progress during the past 24 months, addressing the U.S. has become an even greater priority and opportunity. The combination with a dynamic agency like Deutsch will further strengthen a key area of need for the Lowe network.

For Deutsch, the benefits are equally apparent. The agency has a great brand, a client-focused culture and a fully integrated offering. Wins like PNC Bank, HTC and, just last week, the highly coveted VW pitch, demonstrate the power of Deutsch’s model. But the agency has been unable to pursue or grow client relationships on a global scale. The alignment with Lowe will address this gap in their capabilities.

The combination makes sense because it is strategic. It builds on the complementary strengths of both companies and creates an organization that can better meet clients’ needs and compete for new business.

We do not believe in putting agencies together for reasons of financial expediency. During the past few years we have made a limited number of considered and strategic moves, notably the merger of Draft and FCB and the creation of Mediabrands. In each case, we have been sensitive to the cultural issues involved and at the same time stayed highly focused on execution, so as to ensure that proper integration takes place. In both cases, the results we’ve delivered have been very strong., in terms of both the client offering and the financial results of the new entity. We think Deutsch and Lowe will prove out in much the same way.

The update at Mediabrands is that there is a great deal of new business activity going on, spanning a broad range of client industries and all major world regions. Initiative and UM have strengthened their people and their product, and each has built very positive momentum in the marketplace. We are also seeing a lot of business innovation within this group, such as the launch of Cadreon ad exchange and new, digitally enabled offerings in local and shopper marketing.

McCann has felt the brunt of the impact of the issues in the tech and auto sectors that I mentioned earlier. Last quarter we told you about the arrival of Bob LePlae as North American CEO. We recently recruited a senior creative partner, and the team posted its first win with the iShares account. Thom Gruhler will likewise bring renewed energy to the New York agency in his role as CEO. There is also new leadership in place in Europe and Asia and plans to strengthen the offering in Brazil. We continue to have confidence in the Worldgroup as one of the industry’s leading providers of integrated solutions for global clients.

At CMG, Weber Shandwick and GolinHarris are consistently recognized for the outstanding quality of their work, which has allowed them to keep outperforming the broader PR sector. We are also pleased with the performance of our sports marketing agency, Octagon, which had growth in the quarter.

In recent months, our domestic agencies have been putting up some good wins as well, such as Zappos at Mullen, SunLife Financial and Expedia at The Martin Agency and Match.com at Campbell-Ewald. In the digital arena, new business at HUGE is strong, and R/GA has added Taco Bell and the global MasterCard business to its string of recent wins. So we are very competitive in this dynamic sector of the business.

We have the talent and the tools to return to growth in line with the broader recovery. But there is still uncertainty to what we can expect in 2010. Our target would be to achieve an operating margin of 8% or better in a flat organic-growth environment.

This will be one of our primary objectives heading into next year, and it will be management’s job to deliver against such goals. Along with our strong financial resources and the competitive agency offerings across our portfolio, it’s also what would allow IPG to capitalize on an economic recovery and deliver long-term value to our clients and our shareholders.

With that, I thank you for being with us, and I’ll open up the floor to questions.

QUESTIONS AND ANSWERS

Operator:

Thank you. . . . Our first question today comes from Alexia Quadrani with JPMorgan. Your line is open.

Alexia Quadrani, J.P. Morgan Securities:

Hi, thank you. A couple of questions. I guess first off, are you still comfortable with the revenue guidance you gave on the last conference call? And secondly, if you could walk through maybe some of your major verticals — auto, pharma, retail? Let us know how they did during the quarter.

Michael Roth, Chairman of the Board and Chief Executive Officer:

First of all, what I said was that in terms of guidance, it wasn’t specifically guidance. What we were saying is that for the first half of the year we thought the rest of the year should be equal to around 10.5%, 11% negative revenue. What I said just now was that the third quarter obviously indicates a trend a little bit worse than that. And although it’s difficult, obviously, we’ll shoot to do better, but right now it looks like achieving that target will be a little bit more difficult.

As far as the verticals go, I think clearly we’ve already talked about the tech and telecom. That certainly has a big weight in terms of our performance. There, of course, it was scope reductions as well as some lost client assignment that we are all aware of. As well as automotive. Our strengths continue to be in our healthcare. We believe there is a lot of activity in that environment, and the third quarter, although was slightly down, we think that’s an important sector for us and we continue to perform well. Food and beverage and packaged goods continue to do well, and retail in fact was positive in the quarter. Financial services was negative, but, again, it only represents about 8% of our sectors, and there, as you know, MasterCard is a significant part of that. And it was encouraging to see R/GA win the global digital assignment in that area.

Ms. Quadrani:

Was auto less negative in the third quarter than the second quarter? And then specifically on your tech commentary, is the weakness in tech really surrounding one major client or is it more than one client?

Mr. Roth:

Well certainly, the major client is a big contributor to that. The other one was, you recall, that we did lose some business at Intel as well. Those two accounted for a good portion of it. The rest were normal reductions given the reductions in scope that we are seeing across the board. As far as auto, I think it’s pretty much the same.

Ms. Quadrani:

And just a last question on net new business. Do you think your deficit has narrowed since the second quarter call?

Mr. Roth:

Yeah, actually we think on a trailing 12 months it is positive, on a trailing 12 months. And I think we are gaining ground. So that by year-end, although we think it might be slightly negative, but it won’t be negative to the tune of what I’ve seen out there people publishing. So we are encouraged by the new business wins in the third and fourth quarter. There are a couple of big ones in out there that we are still in the fray, if you will, particularly on the media side. We have the Unilever global media pitch, and we have the Hyundai/Kia pitch. Again, on the Hyundai/Kia, we do North America already, and that’s not up for review. So both of those pitches we view as an opportunity for us ,and we don’t have a lot at risk with respect to either of those.

Ms. Quadrani:

Thank you very much.

Mr. Roth:

Thank you, Alexia.

Operator:

Thank you. Our next question comes from John Janedis with Wells Fargo. You may ask your question.

John Janedis, Wells Fargo Securities:

Good morning. Thank you, guys. Can you just clarify the margin guidance further? Does that mean the full year including severance is expected to be in the 5.6 to 6.1 range? And if so, can you give more specifics on what changed since the guidance from July? What areas of the business you expected to improve that didn’t?

Mr. Roth:

Let me — it’s similar to the question Alexia asked in terms of what’s changed. Frankly, what’s changed is, again, the level of uncertainty as to the outcome. Frankly, it’s difficult in this environment to predict with certainty either the revenue side or the margin side. We thought it would be prudent for us to put some fences around it, if you will. And it’s really based on the fact that we have a number of new pitches out there. We have some new business wins that we are not sure as to the timing on when the revenue will come in. And frankly, the visibility into some of our revenue streams is difficult in this environment, specifically on the project basis, as well as the events and some of the scope issues that we’ve had.

So what we’ve said is, that we put 50 points of risk on the margin in terms of excluding severance. So if you put these severance numbers back in — and, as Frank indicated, we expect severance to be higher throughout the full year; in fact on a year basis, we think severance should be about $50 million higher than where we were in 2008 — so that brings you down to the numbers you were talking about in taking the risk, if you will.

And on the revenue side, the same thing. All we did was take our performance through the first nine months and said look, we need a good improvement in the fourth quarter to get back to what we said in terms of negative 10.5 and 11, and we thought it would be good to put out some caution in terms of our ability to achieve that. But the truth is, the fourth quarter always has been a big quarter for us, and unfortunately, that’s the quarter that we have had surprises, both negative and positive, in the past.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And John, just to confirm, in the second quarter call, we called out the incremental severance year-on-year was projected to be $35 million. We’re now moving that number to $50 million,

based upon some of the softness and concerns about revenue. So we’ll continue to be aggressive in the fourth quarter on taking severance actions.

Mr. Roth:

Right.

Mr. Janedis:

Okay, great. Then in terms of the tone, Michael, at this point have you seen much of an increase in client commitments for 2010 versus maybe this point last year for 2009?

Mr. Roth:

We are in the process of doing our planning for 2010 right now. We are not complete. I think anecdotally what we are saying is that certainly, I believe the worst is over. I said that, and I think we are seeing evidence of that. Before I start raising the flag in terms of full recovery, I have to see more consistency. Certainly some clients are looking to increase. They certainly indicated that it’s their intention to spend behind their brands, and we are working very closely with them. But as we solidify our plans for 2010 and, more importantly, as our clients solidify our plans for 2010, we’ll give you more color on the outlook, if you will.

Mr. Janedis:

All right, thanks. One last one for Frank. Historically you have talked about a target of around 60% for the salaries and related line, with the caveat that revenue growth was the lever here. Has anything changed structurally in the business, like cost of talent, that would make you rethink that number?

Mr. Mergenthaler:

No, John, I still think that is an appropriate target.

Mr. Roth:

We manage our business to achieve it. But obviously in this environment — and I indicated it would be a mistake for us to take actions that bring us to a level that if we believe there is a recovery on the horizon that we shouldn’t have the appropriate talent and resources to meet those needs. And, certainly, clients are asking, do you have the resources available to meet our demands? And that is a reasonable question. And we have to be able to be in a position to answer that.

Mr. Janedis:

Thank you.

Mr. Mergenthaler:

You are welcome.

Operator:

Thank you, our next question comes from Matt Chesler with Deutsche Bank. You may ask your question.

Matt Chesler, Deutsche Bank Securities:

Good morning. I’m just wondering if there’s, to any extent, any change in the relationships between clients and the agencies. Is it having anything to do with sort of the change in your view towards the end of the year?

Mr. Roth:

Well, that’s an interesting question. We can spend an hour talking about it. There is no question that clients are looking for more for less. So part of it has to do with tightening of the fee structure and how we respond to our own efficiencies to keep our margins. That’s part of the uncertainty. Obviously there is also uncertainty on the specific events in terms of whether they’re going to spend now or it’s a timing item for 2010. And certainly, there is an issue of clients and how they’re going to look at how they approach some of these issues. And I know there’s a question about some of these jump balls that are out there; I might as well put it on the table. And that really isn’t the factor that went into our putting out a 50 basis point risk. It’s more of the general tone of how clients are approaching our business.

Mr. Chesler:

Right. And can you address the environment for building up your businesses through acquisitions right now? Have sellers’ expectations come down to a more realistic level? And just talk a little bit more about what your priorities are and how likely we are to see you add over the next couple of quarters.

Mr. Roth:

Clearly in this environment, any of our agencies that come forth with a strategic transaction gets a more thorough analysis in terms of what the returns are and the need for it. That said, we are still in the market. We are looking at potential transactions to fill holes, and that’s not going to stop. And we have it built into our models. We have it built into our plans, and we certainly have the financial wherewithal to make those happen. In terms of order of magnitude, as you see in the numbers that Frank took you through, our capex, we are being very tight in terms of how we spend it. I think if the recovery starts coming, and we see more consistency, I’d like to see us returning to levels of $100 million, $150 million, but again it is on a case-by-case basis. We do see some transactions, particularly maybe in Latin America , and some digital properties that are smaller, that might fit nicely into our portfolio. But the due diligence and the strategic rationale has to be strong for us to go forward.

Mr. Mergenthaler:

Matt, we haven’t seen a dramatic decline in pricing multiples. In fact we walked away from a couple of things we thought that the multiples were still off-market.

Mr. Chesler:

Okay, thank you.

Mr. Roth:

Right.

Operator:

Thank you. Our next question comes from Ben Swinburne with Morgan Stanley. You may ask your question.

Benjamin Swinburne, Morgan Stanley:

Thanks. Good morning, guys. Michael, I wanted to ask you about two initiatives or decisions you’ve made over the last couple of quarters. Cadreon has gotten a lot of press, and I was curious how your clients have reacted to that initiative, how they might be using it and any update or color you can give us on that front. And then on the Lowe-Deutsch merger, you seemed to discuss that in revenue-opportunity terms. I’m just curious if there was a profitability factor that went into that decision, or if that factors into how you guys look at next year. I know Lowe at least has historically has been one of your lower-margin agencies. Maybe that’s not the case anymore. But just wanted to get some more color on that front. And then I have one quick follow-up for Frank.

Mr. Roth:

Okay. Let me do the Lowe-Deutsch. First of all, as I indicated, we don’t do these transactions purely as a cost-saving benefit. Obviously there could be consolidations, but frankly in this environment, the bigger picture is more important. So what was driving that transaction was the strategic fit and the opportunity to grow both businesses. Lowe has continued to perform better. It’s still not at the levels of competitive margins, and we still have to work on that. But there will be some savings. Let me not say — is — obviously, when you look at transactions like that, to the extent there are facility savings, that is part of what we are looking at. And certainly, there will be savings as a result of this. The fact that we are going to move the Lowe offices into Deutsch, by definition, hopefully will give us savings. So certainly, there is a savings component in the transaction. But let me make it clear: the savings component was the not the reason for doing this transaction.

Mr. Swinburne:

Mm hmm.

Mr. Roth:

But we will, at the same time, look at opportunities to improve profitabilities as a result of it.

Cadreon is interesting in that this is a marketplace that’s changing every day. And we — it’s being shared with our client base, and frankly, right now, the reception is very good. Because frankly, this is an area that there are all sorts of different cats and dogs out there. And the fact that we can put forth an offering that clients are being receptive to, it gives us an opportunity. One, to have a dialog with clients, as well as to show the investments that we are making in our business. So we are excited about the opportunity. It’s too soon to tell and call it a big victory, but I think the reaction to the ad exchange has been very positive, and we hope to make a success of that as we move forward.

Mr. Swinburne:

Great. And just, Frank, the quick housekeeping. Interest expense was down quite a bit sequentially. I don’t know if this is a new run rate, or if that was a function of the ELF? Some color there would be helpful.

Mr. Mergenthaler:

Ben, it’s primarily the roll-off of the ELF.

Mr. Swinburne:

Got you. Thank you.

Mr. Mergenthaler:

You’re welcome.

Mr. Roth:

Let me take this opportunity: Mediabrands has continued to invest in a whole bunch of new media opportunities in terms of bringing talented people to meet the needs of the clients. There is no question that on the media side, the more tools and resources you can bring to the table, the more effective you are going to be with the relationship with your clients. And I think one of the impressive things that’s happened at Mediabrands, both working with Initiative as well as UM, is the investment they’ve made in digital, in content, in the ability to provide the analytics that are going to be necessary to compete in the marketplace. You may have seen some recent announcements at Initiative, for example, in terms of investing in insights before the results, as opposed to just looking at insights after. This is the kind of stuff that’s going on in media, and we have to be there with our clients. I might also add that we’ve announced a partnership with Microsoft, which will be very helpful in terms of the analytic side as well. I think all the things we are doing in that marketplace is to give an indication that we believe it’s our responsibility to bring value to our clients. And that’s an area that really provides tremendous opportunity to strengthen the relationship and provide a revenue base.

Operator:

Thank you. Our next question comes from Matthew Walker with Nomura. You may ask your question.

Matthew Walker, Nomura International:

Thank you. Just a couple of questions, please. One is on the geographic split. If you look at what happens by geography, U.S. didn’t worsen too much. U.K., I think you have explained with regards to the big event you had last year. Could you just maybe walk us through what happened in continental Europe, Asia and particularly Latin America, which was positive before and now isn’t? And the second question is on people like Microsoft and Google who have been hiring creative types, if you could give us your thoughts on that.

Mr. Roth:

Well, let me comment on that, and I’ll ask Frank to take you through the geographic question. I have always said this: I don’t believe -— they may be hiring creative types, but it’s to help in their business model. But I don’t believe the creative work that frankly any of the holding companies perform on the behest of our clients is going to be replaced by either Microsoft or Google. I think the ability to recruit talent to work in an environment that provides the various client sectors, if you will, the innovative ideas that go throughout our organization, I think is going to be very difficult to replicate. And frankly, on Microsoft and on Google, I think it is important for them to have creative insights in their marketplace, but the big ideas, if you will, that drives an important part of our business will continue to come from the holding companies and from the creative agencies. Because frankly, we have the ability to recruit the type of people that want to work in that environment and provide the type of challenges on a regular basis. So I don’t believe they’re going to replace us in terms of the big idea. Obviously, they have strengths in the data, in the analytics, and we should be working closely with them to make sure that we are optimizing what our clients are looking for.

Mr. Mergenthaler:

Matthew, on the geographic side, when you look at the United States, the softness in tech and auto hurt the U.S. quite a bit, not only in the quarter, but year -to-date. Outside the U.S., the U.K., you pointed out we had a significant event that didn’t repeat there. Other than that, the U.K. was actually, while down, not that bad. In continental Europe we saw softness in Germany,

France, Spain, very much in Italy. In AsiaPac, we actually had a pretty good quarter in Japan, which has been very slow to recover from their long recession. And most of the decline is coming from multinationals in some of the hiring markets like China and Southeast Asia. And I think you are seeing the same thing in Latin America, where you’ve got Global MNCs pulling back on spend. And in the All Other markets, the biggest component of that is probably Middle East, where we’ve got a very strong agency in MCN, and that region has been quite soft, especially in the Dubai market. And I think that our expectation is we’ll see that recover in the near term.

Mr. Roth:

We just recently went through our leadership program, where we brought our top leaders if you will, and future stars, in the United States. And it was from all the geographic regions that Frank just mentioned. And here, what we want to make sure is that we have the integrated offering and that all of our people are familiar with all the resources that we have at IPG to bring to the table. So we are attacking this issue on a global basis. And what we want to make sure is that all of our people are aware of all the resources we have at IPG, and within the particular brands and agency networks, and get them to really focus on all the great resources we have.

Mr. Walker:

Can I just quickly follow up on your point about the multinationals, because it is a point that Publicis made as well with regard to places like China. Is it not a little bit counterintuitive that where consumers are relatively strong still, we see multinationals pulling back spend?

Mr. Roth:

Yes, I think there’s a lot of inconsistencies in that market. In terms of the competition, there are 100,000 agencies in China. So it’s a very different market than what we were frankly accustomed to. And it is somewhat counterintuitive, because it’s the cost of doing business there. You have to be there because of just the large population that’s there. But it’s the competitive nature of it. But I think, you have to be there, and you have to invest, and you have to make a difference. So I think that’s the approach everyone has taken. It’s difficult to make a big splash there, because of the size of it. But you still have to have an offering, and compete effectively.

Mr. Mergenthaler:

Matthew, our view is that this is more macroeconomic driven. You’ve got multinationals pulling back in the short term. But our clients are still very committed to those markets. And our view is, they’ll return to aggressively investing behind market share growth when there is visibility that that global picture improves.

Mr. Roth:

Yes. And the local businesses in China, obviously that’s a huge growth opportunity. And that’s where you are going to see a fair amount of focus.

Mr. Walker:

Okay, many thanks.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question comes from Peter Stabler with Credit Suisse. You may ask your question.

Peter Stabler, Credit Suisse Securities:

Thanks, good morning. Wanted to ask a question about the event business. Clearly it’s an area that is underperforming across the entire peer group, the Octagon quarter results notwithstanding. Do you think there is any reason to believe that the long-term prospects for this business have dimmed? My understanding is that it’s often a difficult aspect of marketing to measure a return on investment, and I’m wondering whether you’re sensing any sort of dimming of enthusiasm for the event marketing business?

Mr. Roth:

No, not at all. I think frankly, one, is a reality aspect of it, is it’s the easiest thing to turn off. So when people were cutting back, it was easy to cut the events. And certainly the environment didn’t help where everyone was looking at events as somewhat of a negative thing to do. I think we’re starting to see that turn. I think there’s no question that there is a place in any marketing services program for events. It has a real impact. I think we can show that it moves the needle, and clients certainly embrace it in terms of the opportunity. For example, in the automotive business, I mean, there is nothing more important than getting someone in the car and experiencing it. So I think that part of the business will continue, and it continues to serve a very important part.

And frankly, the tone is improving in that business. And we’re starting to have more dialog. It may be just a timing issue between 2009 and 2010, but I believe that business — and we have among the best in class, between Jack Morton and Momentum, I think we have great resources. And the fact is that we are modernizing the event business. It used to be that when you looked at the event business, all we were doing was one particular event, and it was the mechanical aspect of the event that was driving the business. In today’s world, we combine digital offerings with the event offerings, and we make it an integrated offering, with PR, digital, the event business and all the different marketing services. So we’re not just talking about — it’s not your old event business right now, it’s a much more modern approach to it. And I think there’s a real place for us in the marketplace.

Mr. Stabler:

Thanks, Michael. Could you comment a little bit about vertical exposure? We know that auto is a big player in event. What other categories are disproportionately skewed to event?

Mr. Roth:

I think the tech and telecom was very specific the way it skewed us in the third quarter. As I indicated in my remarks, that one of the components in the third quarter was a big event factor in the U.K., in tech and telecom. So that one has an important component to it. Auto, it has an important component to it. And certainly, packaged goods and consumer products has historically been an important part of it.

Mr. Stabler:

Thanks very much.

Operator:

Thank you. Our next question comes from Bill Bird, Bank of America/Merrill. You may ask your question.

William Bird, Bank of America/Merrill Lynch:

By year end, what will your employee count be down year-over-year, net of hires?

Mr. Roth:

Well, we said the number — we were taking out about 5100. But, remember, we go in and out. So it’s going to be hard for us to predict exact headcount reductions, because what we do is, in this environment, to the extent we can change and add talent, it’s an opportunity for us. So I can’t really commit to a talent number in terms of headcount.

Mr. Mergenthaler:

Bill, we’re down 11% from — over the past four quarters, and we said we are going to continue to be aggressive into the fourth quarter this year. So we would expect to see that number continue to rise.

Mr. Roth:

I think right now we are in the 40,000 employee range. So give or take, that should be where we’ll be.

Mr. Bird:

Okay, then I guess just bigger picture, how do you think about improving profit per employee?

Mr. Roth:

Well, obviously profit per employee will be driven by our increase in our overall margins. I mean that’s our goal. So I think — let me just say at this point, we haven’t gone off our goal of achieving competitive margins and competitive revenue. That continues to be the primary driver for our company, and frankly, we were well on track to achieving that until this — then this economy hit us. So I think the position we are taking is very simple. That is, we know we’ve got to get back to those run rates and that’s where our objectives are, and the way to get to the revenue per employee is to improve revenue and profitability, and then the rest is mechanic. We keep a very close eye on the headcount. I mean if you look at the severance, the fact that we have incremental severance should give you an indication that we are managing to the margins. And as business picks up, that’s when you’ll see an improvement in the profit per employee.

Mr. Bird:

Thank you.

Mr. Mergenthaler:

You’re welcome.

Operator:

Thank you. Our next question comes from David Bank with RBC Capital. You may ask your question.

David Bank, RBC Capital Markets:

Thanks very much. I guess as I look at the business right now, and what’s happening, I see three kind of primary headwinds for you. One is obviously economic factors. The second is the winning and losing of share, and the third is what’s happened in terms of fee structure and scope of business. And if I go back and look at what you said on the last call — and I realize it’s an impossible, it’s a very difficult question to address, and we appreciate you being so constructive — you kind of saw the second half being like the first half, which would have implied a 700 or 800 basis point improvement from 3Q to 4Q sequentially. Something really changed there. And so my question is, is the thing that really changed, if you look at those three buckets — share, fees and economic backdrop — what is the biggest thing that changed? And I realize you are not giving an absolute number. So — maybe you are being conservative in your outlook, and we really all appreciate that — but if you look at the grand scheme of things, what is the biggest thing that changed in your outlook?

Mr. Roth:

Well, I think it’s a combination of the economic and the scope. I think you can’t talk about one without the other. Because what’s driving the scope of reduction is in fact the overall economic environment. Clients have the same pressures that frankly we have, in terms of delivering on our margins. And notwithstanding the fact that we are a firm believer — I know it is self-serving that investing in the brands in a difficult environment is the way you improve your business — clients look at it on a very, a much more short-term perspective. So I think that was the biggest factor that led to the numbers that you’re seeing. The fact that I referenced the new business opportunities, and the fact that we were in all the pitches and we are winning our fair share and then some, goes to the issue of whether we have the talent and the resources to compete. And I think the answer to that is yes. So until we see a recovery in the overall economic environment, it’s going to be difficult to see consistency in that improvement. And I think that’s what everyone is waiting for. And, hopefully, 2010 will be the year that we start seeing that kind of recovery. And we are very well-positioned, from a cost profile, from an offering profile, to bring our margins up at a rate to reach the competitive margins that is our primary objective.

Mr. Bank:

Okay, thank you.

Jerry Leshne, Senior Vice President, Investor Relations:

Dennis, we’ll need to wrap up now, please.

Operator:

Thank you. At this time that does conclude today’s conference call.

Mr. Roth:

Well, thank you all for joining us. And obviously, we do appreciate the support, and we look forward to sharing with you our results for the full year coming up. Thank you.

Operator:

Thank you. At this time all parties may disconnect.

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Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.